Exhibit 99.1

Contact:

Icagen

Richard D. Katz, M.D.

EVP, Finance and Corporate Development;

Chief Financial Officer

Icagen, Inc.

(919) 941-5206

rkatz@icagen.com

ICAGEN REPORTS FOURTH QUARTER AND FULL YEAR

2010 FINANCIAL RESULTS AND OPERATIONAL HIGHLIGHTS

RESEARCH TRIANGLE PARK, NC, March 7, 2011 – Icagen, Inc. (NASDAQ: ICGN) reported today its financial results and operational highlights for the fourth quarter and full year ended December 31, 2010. For the fourth quarter of 2010, the Company reported revenues of $2.3 million and a net loss of $724,000. For the full year 2010, the Company reported revenues of $10.5 million and a net loss of $6.4 million. As of December 31, 2010, the Company’s cash and cash equivalents totaled $12.0 million.

“We are pleased that clinical development of a selective Nav1.7 (SCN9A) compound has been initiated in our collaboration with Pfizer. While there are several currently marketed sodium channel blockers, none are selective for this particular target, which has been genetically linked to various pain disorders. We therefore believe that targeting Nav1.7 with this novel compound may represent a unique and promising approach to the treatment of certain pain conditions. We look forward to continued progress in this program, in which we, together with Pfizer, have identified multiple promising compounds,” noted P. Kay Wagoner, CEO of Icagen. “We are also pleased to be in a position to continue the development of ICA-105665, our novel KCNQ agonist for the treatment of epilepsy and pain, following discussions with the FDA.”

Pipeline Update

Pfizer Collaboration: During the second half of 2010, the Company announced the initiation of a Phase I clinical trial with a candidate compound in the Nav1.7 (SCN9A) program for the treatment of pain, as well as the extension of the research term of the collaboration through December 2011. In addition, the Company received $4.0 million of milestone payments from Pfizer resulting from progress made in the collaboration, which continues to focus on the identification of novel compounds targeting three specific sodium channels for the treatment of pain.

ICA-105665 for Epilepsy and Pain: During 2010, the Company completed a proof-of-concept trial in patients with photosensitive epilepsy, as well as a multiple ascending dose safety study at daily doses of up to 600mg. The Company recently announced that the FDA had lifted the clinical hold on the IND for ICA-105665, allowing clinical development to resume. Preparations are underway for a sixty patient Phase II trial of ICA-105665 in patients with refractory partial onset epilepsy, the target population for this drug candidate.

Corporate Update

During the fourth quarter of 2010, the Company announced that it had been awarded government grants under the qualifying therapeutic discovery project program under section 48D of the Internal Revenue Code totaling approximately $733,000 related to its primary research and development programs. Also during the fourth quarter, the Company entered into an At Market Issuance Sales Agreement (the “ATM”) with McNicoll, Lewis & Vlak LLC. During December, 2010 and January, 2011, the Company raised gross proceeds of $2.4 million, of which $1.9 million was raised subsequent to year-end.

Financial Results

Fourth Quarter 2010 Financials

Revenues for the fourth quarter of 2010 totaled $2.3 million, as compared to $1.4 million during the same period in 2009, an increase of 64%. The increase in revenues for the fourth quarter of 2010, as compared to the same period in 2009, was primarily due to a $1.0 million milestone payment received from Pfizer during the fourth quarter of 2010.

Operating expenses for the fourth quarter of 2010 were $3.7 million, as compared to $4.7 million during the same period in 2009, a decrease of 21%. The decrease in operating expenses for the fourth quarter 2010, as compared to the same period in 2009, was primarily due to a decrease in expenses related to the development of senicapoc for asthma which has been discontinued; a decrease in expenses related to the development of ICA-105665 for epilepsy and pain due to the timing of the conduct of studies in this program; the implementation of a variety of cost control measures, including reductions in salary and benefits expense and laboratory supplies expense; and a decrease in equity compensation expense. These decreases were partially offset by an increase in restructuring expense and an increase in building and maintenance expense.

Net loss for the fourth quarter of 2010 totaled $724,000, as compared to a net loss of $3.3 million during the same period in 2009, a decrease of 78%. The decrease in net loss for the fourth quarter of 2010, as compared to the same period in 2009, was due to increased revenues and decreased operating expenses as noted above, as well as an increase in other income resulting from the receipt of government grants in the amount of $733,000.

Full Year 2010 Financials

Revenues for 2010 totaled $10.5 million, as compared to $9.6 million during the same period in 2009, an increase of 9%. The increase in revenues for 2010, as compared to 2009, was primarily due to the receipt of $4.0 million of milestone payments from Pfizer and proceeds of $1.0 million from the sale of a noncore patent to Applied Genetic Technologies Corporation, (“AGTC”), partially offset by a decrease in amortization of the initial upfront payment from Pfizer which became fully amortized during the third quarter of 2009.

Operating expenses for 2010 were $17.6 million, as compared to $22.4 million for 2009, a decrease of 21%. The decrease in operating expenses for 2010, as compared to 2009, was primarily due to a decrease in expenses related to the development of senicapoc for asthma which has been discontinued; a decrease in expenses related to the development of ICA-105665 for epilepsy and pain due to the timing of the conduct of studies in this program; the implementation of a variety of cost control measures, including reductions in salary and benefit expense, expenses related to preclinical research, laboratory supplies expense and software license expense; and a decrease in equity compensation expense. These decreases were partially offset by an increase in license fee expense.

Net loss for 2010 totaled $6.4 million, as compared to $12.8 million for 2009, a decrease of 50%. The decrease in net loss for 2010, as compared to 2009, was due to increased revenues and decreased operating expenses as noted above, as well as an increase in other income resulting from the receipt of government grants in the amount of $733,000.

Cash used in operations for 2010 was $5.7 million, as compared to $15.4 million during 2009. As of December 31, 2010, the Company had $12.0 million of cash and cash equivalents. This amount does not include approximately $1.7 million of net proceeds raised through an At-the-Market issuance facility subsequent to year-end.

Conference Call

Icagen will host a conference call to discuss these results today at 10:00 a.m. Eastern Time.

Date:	Monday, March 7, 2011
Time:	10:00 a.m. Eastern Time
Dial-in (U.S. and Canada):	800-561-2718
Dial-in (International):	617-614-3525
Access code:	82026068
Web cast:	www.icagen.com

An archived version of the webcast will also be available on Icagen’s website for at least two weeks following the call. A playback of the call will be available from approximately 12:00 p.m. Eastern Time on March 7, 2011 for seven days and may be accessed by dialing:

Access number (U.S. and Canada):	888-286-8010
Access number (International):	617-801-6888
Access code:	76944472

About Icagen

Icagen, Inc. is a biopharmaceutical company based in Research Triangle Park, North Carolina, focused on the discovery, development and commercialization of novel orally-administered small molecule drugs that modulate ion channel targets. Utilizing its proprietary know-how and integrated scientific and drug development capabilities, Icagen has identified multiple drug candidates that modulate ion channels. The Company is conducting research and development activities in a number of disease areas, including epilepsy, pain and inflammation. The Company has two clinical stage programs in epilepsy and pain. To learn more about Icagen, please visit our website at www.icagen.com.

Forward Looking Statements

This press release may contain forward-looking statements that involve a number of risks and uncertainties. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “intends,” and similar expressions are intended to identify forward-looking statements. Important factors that could cause actual results to differ materially from the expectations described in these forward-looking statements are set forth under the caption “Risk Factors” in Icagen’s most recent Quarterly Report on Form 10-Q, filed with the SEC on November 10, 2010. These risk factors include risks as to Icagen’s ability to raise additional funding; Icagen’s history of net losses and how long Icagen will be able to operate on its existing capital resources; general economic and financial market conditions; Icagen’s ability to maintain compliance with Nasdaq’s continued listing requirements; whether Icagen’s product candidates will advance in the clinical trials process; the timing of such clinical trials; whether the results obtained in preliminary studies will be indicative of results obtained in clinical trials; whether the clinical trial results will warrant continued product development; whether and when, if at all, Icagen’s product candidates, including ICA-105665 and Icagen’s other lead compounds for epilepsy and pain, will receive approval from the U.S. Food and Drug Administration or equivalent regulatory agencies, and for which indications, and if such product candidates receive approval, whether such products will be successfully marketed; and Icagen’s dependence on third parties, including manufacturers, suppliers and collaborators. We disclaim any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

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Icagen, Inc.

Condensed Statements of Operations

(in thousands, except share and per share data)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009

Collaborative research and development revenues:
Research and development fees	$2,160	$1,301	$9,926	$9,342
Reimbursed research and development costs	103	76	606	291

Total collaborative research and development revenues	2,263	1,377	10,532	9,633

Operating expenses:
Research and development	2,818	3,899	13,243	18,063
General and administrative	896	817	4,329	4,290

Total operating expenses	3,714	4,716	17,572	22,353

Loss from operations	(1,451)	(3,339)	(7,040)	(12,720)
Other income (loss), net	727	(22)	678	(137)

Income tax (refund) expense	—	(88)	(4)	(88)

Net loss	$(724)	$(3,273)	$(6,358)	$(12,769)

Net loss per share - basic and diluted	$(0.12)	$(0.55)	$(1.06)	$(2.17)

Weighted average common shares outstanding - basic and diluted	6,004,483	5,898,960	5,970,095	5,883,095

Icagen, Inc.

Condensed Balance Sheets

(in thousands)

(Unaudited)

	December 31, 2010	December 31, 2009
Assets
Cash and cash equivalents	$12,034	$18,149
Other current assets	890	665
Property and equipment, net	1,286	1,837
Technology licenses and related costs, net	224	336
Other long-term assets	105	105

Total assets	$14,539	$21,092

Liabilities and stockholders’ equity
Current liabilities	$2,452	$3,574
Equipment debt financing, less current portion	128	478
Other non-current liabilities	294	341
Stockholders’ equity	11,665	16,699

Total liabilities and stockholders’ equity	$14,539	$21,092